Exhibit 99.1

For Immediate Release
Media Contact
Carl Palmer

 (949) 234-1999
cpalmer@seychelle.com

Seychelle Reports Increased Revenues and Profitability
for the Fiscal Quarter and  Nine Months  ended  November 30, 2017.

ALISO VIEJO, CA -- (BUSINESS WIRE) January 16, 2018 - Seychelle Water Filtration Products a DBA of Seychelle Environmental Technologies, Inc. (Seychelle, we, us, our or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.

For the Fiscal Quarter ended November 30, 2017, Revenue was $1,629,324, compared to $1,257,844 in the prior year's fiscal quarter. Seychelle had Net income of $246,618 for the fiscal quarter ended November 30, 2017, or $.01 per share, compared to prior year's fiscal quarter Net loss of $290,083, or ($.01) per share. Seychelle had a cash position of $1,776,482 at November 30, 2017, compared to a cash position of $732,112 at February 28, 2017.

For the Nine Months ended November 30, 2017, Revenue was $3,829,465, compared to $2,885,212 in the prior year's nine months period. Seychelle had Net income of $491,995 for the nine months ended November 30, 2017, or $.02 per share, compared to prior year's nine months' Net loss of $877,041, or ($.03) per share.

Seychelle continues to manage cost in line with current revenue. At this time it is too early to give definitive guidance regarding sales for the fourth fiscal quarter.

This year, Seychelle products have expanded its sales efforts in the following international markets; Mexico, Sri Lanka, Vietnam, South Korea, Australia, New Zealand, Japan and China.  Management intends to expand marketing activities to the international market and E-commerce.

We recently completed testing in Sri Lanka and Vietnam. We also completed tests with the government of South Korea. All tests showed basically non-detectable levels on all inorganics/organics bacteriological contaminants.

We have developed four new products for the disaster preparedness market.  Our new products are an inline flat five phase filter that now includes five different phases of contaminant reduction including hollow fiber technology for final reduction of microbiological contaminants, two new products for our new Amazon marketing activities which include a pH pitcher that has a fast flow capability and a new pH bottle that is designed to eliminate all phases of contaminants; aesthetic, biological, chemical, inorganic and radiological up to 200 gallons.

"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com or call (949) 234-1999.